Exhibit 14.1

Finance Code of Ethics

hhgregg, Inc. has adopted this Finance Code of Ethics (“Code”) which applies to its Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer and all other financial professionals with financial reporting responsibilities.

This Code covers a wide range of financial and non-financial business practices and procedures. This Code does not cover every issue that may arise, but it sets out basic principles to guide all individuals with financial reporting responsibilities for the Company. If a law or regulation conflicts with a policy in this Code, the individuals with financial reporting responsibilities are expected to comply with the law or regulation. If an individual with financial reporting responsibilities has any questions about this Code or potential conflicts with a law or regulation, they should contact a supervisor, a human resources representative, the Director of Internal Audit, and/or the Chairman of the Audit Committee.

An individual with financial reporting responsibilities who violates the standards of this Code will be subject to disciplinary action up to and including termination of employment.

FINANCIAL CODE PRINCIPLES AND RESPONSIBILITIES

Financial Professionals shall adhere to and advocate to the best of their knowledge and ability the following principles and responsibilities governing their professional and ethical conduct.

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3.	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

5.	Protect and respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of their work is not used for personal advantage.

6.	Share knowledge and maintain skills important and relevant to their constituents’ needs.

7.	Proactively promote ethical behavior as a responsible partner among peers in their work environment.

8.	Achieve responsible use of and control over all assets and resources employed or entrusted to them.

9.	Report known or suspected violations of this Code to a supervisor, a human resources representative, the Director of Internal Audit, and/or the Chairman of the Audit Committee.

10.	Are accountable for adhering to this Code.

WAIVERS OF THE CODE

Any waiver of this Finance Code for Ethics may be made only by the Audit Committee of the Board of Directors and will be promptly disclosed as required by law. Requests for waivers must be made in writing to the Chairman of the Audit Committee prior to the occurrence of the violation of the Code.

REPORTING OF VIOLATIONS OF THE CODE, ILLEGAL OR UNETHICAL BEHAVIOR

Individuals with financial reporting responsibilities should report observed violations of the Code and illegal or unethical behavior to a supervisor, a human resources representative, the Director of Internal Audit, and/or the Chairman of the Audit Committee. All reports will be treated in a confidential manner and it is the Company’s policy to not allow retaliation for reports made in good faith of misconduct by others. The Director of Internal Audit, or another delegate so authorized by the Chairman of the Audit Committee, will lead investigations of alleged violations or misconduct. All employees are expected to cooperate in internal investigations of misconduct and violations of this Code.

ANNUAL CERTIFICATION

At least one time each calendar year, individuals with financial reporting responsibilities subject to this Code will sign a statement stating that they have complied with this Code. A copy of the annual certification that each individual with financial reporting responsibilities is required to sign is attached as Exhibit A.

Exhibit A -

Finance Code of Ethics Certification

In my role as an executive or a finance professional of Gregg Appliances, Inc., I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3.	I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.	I protect and respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.	I share knowledge and maintain skills important and relevant to my constituents’ needs.

7.	I proactively promote ethical behavior as a responsible partner among peers in my work environment.

8.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9.	I report known or suspected violations of this Code to a supervisor, a human resources representative, the Director of Internal Audit, and/or the Chairman of the Audit Committee.

10.	I am accountable for adhering to this Code.

[Signature]